Exhibit 5.2

[Letterhead of Bracewell & Giuliani LLP]

October 18, 2011

Chesapeake Energy Corporation

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

Re: Registered Offering of Common Units Issued by Chesapeake Granite Wash Trust

Ladies and Gentlemen:

We have acted as special counsel for Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), in connection with the registration by Chesapeake Granite Wash Trust, a Delaware statutory trust (the “Trust”), under the Securities Act of 1933, as amended (the “Securities Act”), of common units representing beneficial interests in the Trust (the “Common Units”), pursuant to the registration statement of the Trust and the Company on Form S-1 and Form S-3 (File Nos. 333-175395 and 333-175395-01, respectively) initially filed with the Securities and Exchange Commission (the “Commission”) on July 7, 2011 (such registration statement, as amended to the date hereof, is herein referred to as the “Registration Statement”). We have been asked by the Company to render this opinion.

We have examined originals or copies of (a) the Registration Statement, (b) the Certificate of Trust of the Trust, as filed with the office of the Secretary of State of the State of Delaware on June 29, 2011 (the “Certificate of Trust”), (c) the Trust Agreement of the Trust, dated June 29, 2011, by and among the Company, The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), and The Corporation Trust Company, as Delaware trustee (the “Delaware Trustee”) (the “Initial Trust Agreement”), (d) the Amended and Restated Trust Agreement of the Trust, a form of which is filed as an exhibit to the Registration Statement, by and among the Company, Chesapeake Exploration, L.L.C., an Oklahoma limited liability company and wholly owned subsidiary of the Company (“Chesapeake Exploration”), the Trustee and the Delaware Trustee (the “Amended and Restated Trust Agreement” and, together with the Certificate of Trust and the Initial Trust Agreement, the “Trust Documents”), pursuant to which the Common Units will be issued, (e) certain resolutions adopted by the Board of Directors of the Company and the manager of Chesapeake Exploration and (f) such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In the course of such examinations and investigations, we have assumed the genuineness of all signatures, the

Chesapeake Energy Corporation

October 18, 2011

authenticity of all documents and records submitted to us as originals, the conformity to original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. We have assumed further that the Trust has duly authorized the issuance of the Common Units. We have assumed further that the Trust is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware and has, or will have, all requisite power, authority and legal right to issue the Common Units under the Amended and Restated Trust Agreement when executed. We also have assumed the due execution and delivery of the Trust Documents by a duly authorized officer of the Trustee and the Delaware Trustee.

Based on the foregoing and subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1.	The Company is a corporation validly existing and in good standing under the laws of the State of Oklahoma and has the corporate power and authority to execute and deliver the Trust Documents and to perform its obligations thereunder.

2.	Chesapeake Exploration is a limited liability company validly existing and in good standing under the laws of the State of Oklahoma and has the limited liability company power and authority to execute and deliver the Amended and Restated Trust Agreement and to perform its obligations thereunder.

3.	Each of the Company and Chesapeake Exploration has duly authorized the Trust Documents to which it is a party and the Company has duly executed and delivered the Initial Trust Agreement.

The foregoing opinion is based on and limited to applicable law of the State of Oklahoma, and we render no opinion with respect to the law of any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement and to the references to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the Commission thereunder.

Very truly yours,

/s/ Bracewell & Giuliani LLP